Exhibit 99.1

Paxton Energy Enters into Agreement to Acquire Virgin Oil Co.

SAN FRANCISCO, May 2 /Marketwire/ -- Paxton Energy, Inc. (PXTE.ob – News) (Paxton), an energy turnaround company engaged in the acquisition, exploration, development and drilling of oil and natural gas properties, is pleased to announce that on April 29, 2011, it entered into an agreement to acquire Virgin Oil Company, Inc. of Louisiana (Virgin). Virgin was incorporated in March of 1996 for the purpose of oil and gas exploration, development and production. Since that time, Virgin has successfully acquired interest in and developed multiple oil and gas producing properties with significant proven and probable reserves.

Under the terms of the Agreement, the shareholders of Virgin will receive an aggregate of 70,000,000 shares of Paxton common stock in exchange for all of the issued and outstanding shares of Virgin common stock. The closing of the Agreement is subject to the satisfaction of a number of conditions precedent, including but not limited tot the completion of an audit of Virgin, in accordance with PCAOB standards and SEC guidelines; receipt of an updated third party engineering of Virgin, completion of a financing by Paxton, and approval of the Virgin bankruptcy judge, as Virgin is currently a debtor in possession under a Chapter 11 proceeding. Upon closing, Virgin will be a wholly-owned subsidiary of Paxton and Paxton anticipates changing its name to Virgin Oil Company, Inc.

The most recent third-party reserve report prepared for Virgin, dated May 13, 2010, by James F. Hubbard (whose work for Virgin goes back to the 1990’s under S.A. Holditch & Associates, which became Schlumberger Technology Services), calculates Virgin’s net proven reserves at 6.4 MM boe (million barrels of oil equivalent) in addition to net probable reserves at 1.8 MM boe.

Virgin currently owns interests in multiple active leases in the Gulf of Mexico, covering approximately 50,000 acres. All are less than 100 miles from the Louisiana shoreline in water depths of between 40 and 200 feet.  Virgin also owns an interest in one active on-shore lease located in the Empire Field in Plaquemines Parish, Louisiana.

In September 2008, Hurricane Ike caused significant damage to Virgin’s existing operations. While past hurricanes resulted in only a few days of shut-down time on the offshore properties, Ike’s damage to these pipelines took several months to repair and in Virgin’s case production was not re-established on its properties until June 2009.  This ten month down-time resulted in Virgin’s creditors filing an involuntary bankruptcy petition against Virgin under Chapter 7 of the Bankruptcy Code, which was subsequently converted into a Chapter 11 proceeding.

“We consider the merger with Virgin to be a great opportunity for Paxton’s shareholders”, said Charles F. Volk, Jr., Chairman and CEO of Paxton. R. Fulton (Tony) Smith, Jr., Director, President and CEO of Virgin stated, “This merger will allow Virgin to ramp up oil production from existing wells and move forward on plans for new well drilling while growing revenues and achieving profitability”.

About Paxton Energy, Inc.

Paxton engages in the acquisition, exploration, development and drilling of oil and natural gas properties. Paxton is an energy turnaround company whose strategy is to acquire cash flow producing properties with proven reserves, develop the fields by reworking existing wells and drilling new wells. Paxton was founded in 2004 and is based in Stateline, Nevada.

About Virgin Oil Co.

Virgin is a Louisiana based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States.

Cautionary Note to U.S. Investors

Effective January 1, 2010, the United States Securities and Exchange Commission (SEC) now permits oil and gas companies, in their filings with the SEC, to disclose not only “proved” reserves (i.e., quantities of oil and gas that are estimated to be recoverable with a high degree of confidence), but also “probable” reserves (i.e., quantities of oil and gas that are as likely as not to be recovered) as well as “possible” reserves (i.e., additional quantities of oil and gas that might be recovered, but with a lower probability than probable reserves). As noted above, statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this press release that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s latest reserve reporting guidelines. Investors are urged to consider closely the disclosure in Paxton’s Annual Report on Form 10-K available from Paxton at P.O. Box 1148, Zephyr Cove, NV 89448 (attn: Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

Safe Harbor

Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to Paxton that is based on the beliefs of Paxton and/or its management as well as assumptions made by and information currently available to Paxton or its management. Paxton does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Surety Financial Group, LLC
410-833-0078